EXHIBIT 23.3

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name included or incorporated by reference in this Registration Statement on Form S-8 of Transmeridian Exploration Incorporated and the related prospectuses and to the references to our estimates of proved reserves and estimates of future net revenues from proved reserves as of December 31, 2005 included herein or incorporated by reference herein.

/s/ Ryder Scott Company, L.P.

Houston, Texas
December 7, 2006